United States
Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

                January 1, 2012
Date of Report (Date of earliest event reported)

   OVERSEAS SHIPHOLDING GROUP, INC.
(Exact Name of Registrant as Specified in Charter)

1-6749-1
Commission File Number

Delaware	13-2637623
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

666 Third Avenue
               New York, New York 10017
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code (212) 953-4100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

Effective as of January 1, 2012, Overseas Shipholding Group, Inc. (“OSG”) entered into agreements (the “Agreements”) with each of Myles Itkin, Executive Vice President, Chief Financial Officer and Treasurer of OSG, Robert Johnston, Senior Vice President and Head of U.S. Flag Strategic Business Unit of OSG, Ian Blackley, Senior Vice President and Head of International Shipping of OSG, and Lois Zabrocky, Senior Vice President and Chief Commercial Officer of International Flag Strategic Business Units of OSG (the “Executives”), which amend and restate the Amended and Restated Change of Control Protection Agreements dated as of December 31, 2008 between OSG and each Executive, which agreements expired by their terms on December 31, 2011.

Each Agreement provides that if a Change of Control (as defined in the Agreement) occurs and the Executive’s employment with OSG is terminated by OSG without Cause (as defined in the Agreement) or by the Executive for Good Reason (as defined in the Agreement) at any time within two years after the Change of Control or if a Change of Control takes place within 90 days after such termination of the Executive’s employment, if the Executive executes and delivers a release discharging all claims of the Executive against OSG, the Executive will receive the following payments and benefits from OSG:

(A)
(i) a lump sum equal to two times the Executive’s (x) annual base salary rate in effect immediately prior to the Executive’s termination, plus (y) target annual incentive compensation in effect immediately prior to the Executive’s termination; (ii) an amount equal to 24 months of additional employer contributions that would have been made under any qualified or nonqualified defined contribution pension plan or arrangement of OSG applicable to the Executive; (iii) a pro rata annual bonus for the year in which Executive is terminated based on the portion of the year the Executive was employed; and (iv) any earned but unpaid bonus for a previously completed fiscal year of OSG; and

(B)
Continued coverage at OSG’s expense under OSG’s health plans in which the Executive participated immediately prior to the termination of the Executive’s employment, or materially equivalent plans maintained by OSG in replacement thereof until the earliest of (x) 24 months following the Executive’s date of termination  and (y) the Executive’s commencement of other substantially full-time employment.

Further, all of the Executive’s then unvested equity awards which were granted prior to a Change of Control shall be treated in accordance with the terms and conditions of the applicable plan and award agreement.

In addition, if and to the extent that payments, benefits and other amounts received by the Executive as a result of the Change of Control that are subject to excise tax exceed the safe harbor thresholds under Section 280G of the Internal Revenue Code of 1986, as amended, the amounts to be paid to the Executive will be reduced or “cutback” to an amount that would result in no excise tax being due but only if the reduced payments, benefits and other amounts would be greater than the unreduced amounts less the payment by the Executive of applicable excise and other taxes.

Under each Agreement, the applicable Executive agreed that (i) during the term of the Executive’s employment with OSG and thereafter to (x) keep confidential all proprietary processes, trade secrets or other confidential data or information of OSG and (y) fully cooperate with OSG in connection with any matter, investigation, proceeding or litigation regarding any matter in which the Executive was involved during the Executive’s employment; and (ii) during the Executive’s employment and, if the Executive is receiving payments under the Agreement, for the one year period following the termination of the Executive’s employment with OSG, the Executive will not compete with any business conducted by OSG, will not solicit any employee of OSG to leave the employ of OSG and will not solicit or induce any customer of OSG to purchase services offered by OSG from another entity.

The term of each Agreement expires on December 31, 2014, unless extended by the parties.

The foregoing description of each Agreement is qualified in its entirety by the terms and conditions of each Agreement, a copy of each is filed with this Form 8-K as an exhibit.

Section 9 – Financial Statements and Exhibits.

Item 9.01 Financial Statements and Exhibits.

(d)             Exhibits

Exhibit No.	Description

10.1	Amended and Restated Change of Control Protection Agreement between OSG and Mr. Itkin dated as of January 1, 2012.

10.2	Amended and Restated Change of Control Protection Agreement between OSG and Mr. Johnston dated as of January 1, 2012.

10.3	Amended and Restated Change of Control Protection Agreement between OSG and Mr. Blackley dated as of January 1, 2012.

10.4	Amended and Restated Change of Control Protection Agreement between OSG and Ms. Zabrocky dated as of January 1, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OVERSEAS SHIPHOLDING GROUP, INC.
(Registrant)
Date: January 6, 2012	By: /s/James I. Edelson
	Name: Title:	James I. Edelson Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amended and Restated Change of Control Protection Agreement between OSG and Mr. Itkin dated as of January 1, 2012.

10.2	Amended and Restated Change of Control Protection Agreement between OSG and Mr. Johnston dated as of January 1, 2012.

10.3	Amended and Restated Change of Control Protection Agreement between OSG and Mr. Blackley dated as of January 1, 2012.

10.4	Amended and Restated Change of Control Protection Agreement between OSG and Ms. Zabrocky dated as of January 1, 2012.